NYSE Amex Extends Eastern Light Capital's Compliance Period

SAN FRANCISCO, CA -- (Marketwire - February 17, 2011) - Eastern Light Capital, Inc. ("ELC") (NYSE Amex: ELC), a company organized as a real estate investment trust, announced today that the Corporate Compliance Staff of the NYSE Amex LLC (the "Exchange") accepted ELC's request to extend the time period to February 22, 2011, by which it must demonstrate compliance with the $1 million market value of publicly held shares continued listing standard set forth in Section 1003(b)(i) of the Exchange's Company Guide (the "Market Value of Public Float Requirement"). The Exchange previously determined that the Company had made, based on materials and information submitted to the Exchange, a reasonable demonstration of its ability to regain compliance with this requirement as well as the minimum stockholders' equity continued listing requirements, set forth in Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide, and granted the Company extensions through February 11, 2011, and November 7, 2011, respectively, to regain compliance. Based on information provided by the Company, the Exchange granted the Company's request for the extension. The time period within which the Company must become compliant with the stockholders' equity requirements remains the same.

Importantly, as of February 17, 2011, ELC evidenced a market value of publicly held shares in excess of the Market Value of Public Float Requirement. Notwithstanding, to demonstrate compliance with the Market Value of Public Float Requirement, ELC held a Special Shareholders meeting on February 11, 2011, at which the common and preferred shareholders approved the conversion of each Series A Preferred share into 1.25 common shares. The Board of Directors has voted to immediately implement the preferred to common exchange, which is expected to be finalized within a week. Upon consummation of the conversion, the Company will issue approximately 246,146 additional common shares, enabling the Company to further address demonstrated compliance. Partial shares will not be issued, but will either settle for cash or be rounded up to the nearest whole share. Additional information is available in the Definitive Proxy Statement as filed with the Securities and Exchange Commission on December 21, 2010.

ELC remains subject to periodic review by the Exchange staff during the extension period. While ELC is working toward demonstrating compliance with all applicable requirements for continued listing on the Exchange within the applicable extension periods, there can be no assurance that it will be able to do so.

Forward-Looking Statements

This document contains "forward-looking statements" that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Richard Wrensen
Chief Executive Officer
(415) 693-9500
rwrensen@elcreit.com
www.elcreit.com